Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 19, 2021, with respect to the consolidated financial statements of Sprinklr, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements of the Company refers to a change in the method of accounting for revenue and related costs effective February 1, 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York

June 11, 2021